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CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES                     EXHIBIT 12
RATIO OF EARNINGS TO FIXED CHARGES
(Millions of Dollars)

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
                                                             Twelve Months Ended
                                                                June 30, 2001                 Years ended December 31,
                                                             -------------------   --------------------------------------------
                                                                                   2000      1999      1998      1997      1996
                                                                                   ----      ----      ----      ----      ----
Earnings:
     Income from continuing operations                              467.0          213.3     136.8     287.7     318.9     309.4
     Add income taxes                                               267.0          147.1      73.5     129.7     156.3     162.3
                                                                    -----          -----     -----     -----     -----     -----
         Income from continuing operations before
           income taxes                                             734.0          360.4     210.3     417.4     475.2     471.7
     Distributed income from unconsolidated investees,
       less equity in earnings thereof                               12.7           13.1     (12.4)     (1.9)      1.6      (1.1)
                                                                    -----          -----     -----     -----     -----     -----
              Subtotal                                              746.7          373.5     197.9     415.5     476.8     470.6
                                                                    -----          -----     -----     -----     -----     -----
     Add fixed charges:
         Interest on long-term debt, including
           amortization of debt discount and expense
           less premium                                             196.8          172.8     136.9     126.0     110.7     105.2
         Portion of rental deemed to representative
           of the interest factor                                    11.2           11.3      11.7      10.6       9.7       9.1
         Fixed charges associated with 50% projects
           with debt                                                  0.0            0.0       0.0       0.4       2.0       2.2
                                                                    -----          -----     -----     -----     -----     -----
Total Fixed Charges                                                 208.0          184.1     148.6     137.0     122.4     116.5
                                                                    -----          -----     -----     -----     -----     -----
Total Earnings                                                      954.7          557.6     346.5     552.5     599.2     587.1
                                                                    -----          -----     -----     -----     -----     -----
Ratio of Earnings to Fixed Charges                                   4.59           3.03      2.33      4.03      4.90      5.04
                                                                    =====          =====     =====     =====     =====     =====
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